AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 18th day of November, 2015, to the Custody Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Great Lakes Disciplined International Smaller Company Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibit as follows:

Amended Exhibit N is hereby superseded and replaced with Amended Exhibit N attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit N to the
Managed Portfolio Series Custody Agreement

Name of Series
Great Lakes Bond Fund
Great Lakes Large Cap Value Fund
Great Lakes Disciplined Equity Fund
Great Lakes Small Cap Opportunity Fund
Great Lakes Disciplined International Smaller Company Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at September, 2012

Annual Fee Based Upon Market Value Per Fund*
[…] basis point on average daily market value
Minimum annual fee per fund - $[…]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[…] /book entry DTC transaction/Federal Reserve transaction/principal paydown
$[…] /U.S. Bank repo agreement transaction
$[…] /short sale
$[…] /option/future contract written, exercised or expired
$[…] /mutual fund trade/Fed wire/margin variation Fed wire
$[…] /physical transaction
$[…] /segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

▪  No charge for the initial conversion free receipt.

▪  Overdrafts – charged to the account at prime interest rate plus […].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature not required at November 18, 2015 as the domestic and global fee schedules are not changing.

    Amended Exhibit N (continued) to the Separate Series of Managed Portfolio Series

    Custody Agreement Global Sub-Custodial Services Annual Fee Schedule at September, 2015

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$[…]	Lithuania	All	16.00	$[…]
Australia	All	1.00	$[…]	Luxembourg	All	3.20	$[…]
Austria	All	1.70	$[…]	Malaysia	All	2.90	$[…]
Bahrain	All	40.00	$[…]	Mali*	All	32.00	$[…]
Bangladesh	All	32.00	$[…]	Malta	All	17.60	$[…]
Belgium	All	1.20	$[…]	Mauritius	All	24.00	$[…]
Benin*	All	32.00	$[…]	Mexico	All	1.50	$[…]
Bermuda	All	12.00	$[…]	Morocco	All	28.00	$[…]
Botswana	All	20.00	$[…]	Namibia	All	24.00	$[…]
Brazil	All	7.20	$[…]	Netherlands	All	1.50	$[…]
Bulgaria	All	32.00	$[…]	New Zealand	All	2.00	$[…]
Burkina Faso*	All	32.00	$[…]	Niger*	All	32.00	$[…]
Canada	All	0.75	$[…]	Nigeria	All	24.00	$[…]
Cayman Islands*	All	0.80	$[…]	Norway	All	1.50	$[…]
Channel Islands*	All	1.20	$[…]	Oman	All	40.00	$[…]
Chile	All	16.00	$[…]	Pakistan	All	24.00	$[…]
China“A” Shares	All	9.60	$[…]	Palestinian Autonomous Area*	All	36.00	$[…]
China“B” Shares	All	9.60	$[…]	Peru	All	35.00	$[…]
Columbia	All	32.00	$[…]	Philippines	All	3.90	$[…]
Costa Rica	All	12.00	$[…]	Poland	All	12.00	$[…]
Croatia	All	28.00	$[…]	Portugal	All	4.80	$[…]
Cyprus*	All	12.00	$[…]	Qatar	All	36.00	$[…]
Czech Republic	All	9.60	$[…]	Romania	All	28.00	$[…]
Denmark	All	1.50	$[…]	Russia	Equities	30.00	$[…]
Ecuador	All	28.00	$[…]	Russia	MINFINs	12.00	$[…]
Egypt	All	25.60	$[…]	Senegal*	All	32.00	$[…]
Estonia	All	5.60	$[…]	Serbia*	All	50.00	$[…]
Euromarkets**	All	1.00	$[…]	Singapore	All	1.50	$[…]
Finland	All	2.40	$[…]	Slovak Republic	All	20.00	$[…]
France	All	1.00	$[…]	Slovenia	All	20.00	$[…]
Germany	All	1.00	$[…]	South Africa	All	1.50	$[…]
Ghana	All	20.00	$[…]	South Korea	All	4.80	$[…]
Greece	All	7.20	$[…]	Spain	All	1.00	$[…]
Guinea Bissau*	All	40.00	$[…]	Sri Lanka	All	12.00	$[…]
Hong Kong	All	1.50	$[…]	Swaziland	All	24.00	$[…]
Hungary	All	20.00	$[…]	Sweden	All	1.00	$[…]
Iceland	All	12.00	$[…]	Switzerland	All	1.00	$[…]
India	All	8.00	$[…]	Taiwan	All	12.00	$[…]
Indonesia	All	5.80	$[…]	Thailand	All	2.90	$[…]
Ireland	All	1.50	$[…]	Togo*	All	32.00	$[…]
Israel	All	9.60	$[…]	Trinidad & Tobago*	All	24.00	$[…]
Italy	All	1.50	$[…]	Tunisia	All	32.00	$[…]
Ivory Coast	All	32.00	$[…]	Turkey	All	9.60	$[…]
Jamaica*	All	28.00	$[…]	UAE	All	36.00	$[…]
Japan	All	0.75	$[…]	United Kingdom	All	0.75	$[…]
Jordan	All	32.00	$[…]	Ukraine	All	19.20	$[…]
Kazakhstan	All	48.00	$[…]	Uruguay	All	40.00	$[…]
Kenya	All	24.00	$[…]	Venezuela	All	32.00	$[…]
Latvia	Equities	12.00	$[…]	Vietnam*	All	32.00	$[…]
Latvia	Bonds	20.00	$[…]	Zambia	All	24.00	$[…]
Lebanon	All	20.00	$[…]
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
** Tiered by market value:<$5 billion: 1bp, >$5 billion and <$10 billion: .75 bps; >$10 billion: .50 bps.

Amended Exhibit N (continued) to the Separate Series of Managed Portfolio Series
Custody Agreement

 Global Sub-Custodial Services Annual Fee Schedule at September, 2015

Annual Base Fee – A monthly charge per account (fund) will apply based upon the number of foreign securities held.
▪	1-25 foreign securities:$[…]

▪	26-50 foreign securities: $[…]

▪	Over 50 foreign securities: $[…]

▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $[…].

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[…] per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.